Exhibit 99.2

Notice of Grant of Restricted Stock And Restricted Stock Agreement – Director	MTS SYSTEMS CORPORATION ID: 41-0908057 14000 Technology Drive Eden Prairie, MN 55344

«First» «MI» «Last» «Address» «M_2nd_Line» «City» «Rg» «Postal_code»	Award Number: Plan: ID:	«Number» «Plan» «ID»

Effective «Grant_Date», you have been granted «Shares» shares of MTS SYSTEMS CORPORATION (the Company) stock pursuant to the Company’s 2006 Stock Incentive Plan (the “Plan”), subject to restrictions on your right to transfer the Shares.

The per Share value on the date of grant is $_________ and the total market value based on the number of Shares granted is $________.

Restriction on Shares under this Grant will lapse with respect to the number of Shares on the dates shown subject to earlier lapse as described below:

Shares	Date Restriction Lapse

«M_112503»	Merge_Vesting [For Directors insert “Date of [200_] Annual Shareholders’ Meeting]

By accepting this grant via this website, you and the Company agree that the Restricted Stock evidenced by this Restricted Stock Agreement is subject to the following:

A.

This Agreement and the Shares are governed by all the terms, provisions and conditions set forth in the Company’s 2006 Stock Incentive Plan and by Uniform Terms and Conditions Applicable to Restricted Stock Grants adopted by the Board of Directors of the Company, which are incorporated herein.

B.

If you serve as a director of the Company for ten or more years and retire as a director at the end of your term, all restrictions shall lapse immediately on the date you cease to be a director (other than your removal for Cause as defined in the Plan).

C.	All restrictions shall lapse upon or immediately prior to the occurrence of a Change in Control as set forth in the Uniform Terms and Conditions Applicable to Restricted Stock Grants.

D.

The Company may amend or terminate the Plan and this Agreement at any time, provided that no such action shall impair any rights that have accrued at the time of amendment or termination without your consent.

E.	This electronic document and your acceptance are the only evidence of this grant and no paper copy will be sent to you to evidence the grant and your acceptance.

Today’s date

MTS SYSTEMS CORPORATION	Date